Exhibit 99.1

Project Management Business of Remington Holdings, L.P.
Selected Quarterly Results of Operations and Reconciliation of Net Income to EBITDA,
Adjusted EBITDA and Adjusted Net Income (1)
(unaudited, in thousands)

	First Quarter	Second Quarter	Six Months Ended June 30, 2018
2018
Total revenue	$7,837	$7,259	$15,096
Total operating expenses	3,550	3,772	7,322
Operating income	4,287	3,487	7,774

Net income	$4,246	$3,497	$7,743
Depreciation and amortization	6	4	10
Income tax expense	29	30	59
EBITDA	4,281	3,531	7,812
Transaction costs	51	16	67
Adjusted EBITDA	4,332	3,547	7,879
Income tax expense	(29)	(30)	(59)
Adjusted net income	$4,303	$3,517	$7,820

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year Ended December 31, 2017
2017
Total revenue	$6,906	$7,531	$7,929	$6,600	$28,966
Total operating expenses	3,137	3,236	3,178	3,139	12,690
Operating income	$3,769	$4,295	$4,751	$3,461	$16,276

Net income	$3,726	$4,296	$4,725	$3,468	$16,215
Depreciation and amortization	14	12	9	9	44
Income tax expense	36	30	27	(3)	90
EBITDA	3,776	4,338	4,761	3,474	16,349
Transaction costs	12	32	17	(5)	56
Adjusted EBITDA	3,788	4,370	4,778	3,469	16,405
Income tax expense	(36)	(30)	(27)	3	(90)
Adjusted net income	$3,752	$4,340	$4,751	$3,472	$16,315

(1) The historical information in this table for the year ended December 31, 2017 is based upon the audited combined carve-out financial statements of the Project Management Business, audited by the Company's independent, registered accounting firm. The historical information in the table for the quarterly periods is based upon unaudited operating financial data provided by Remington Holdings, L.P. The historical financial information should not be relied upon as an indicator of future performance.

Included in the above tables are certain supplemental measures of performance which are not measures of operating performance under GAAP, to assist investors in evaluating the Company's historical or future financial performance. These supplemental measures include earnings before interest, tax, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Adjusted Net Income. We believe that EBITDA, Adjusted EBITDA and Adjusted Net Income provide investors and management with a meaningful indicator of operating performance. Management also uses Adjusted EBITDA and Adjusted Net Income, among other measures, to evaluate profitability. The Project Management Business of Remington Holdings, L.P. ("Project Management") calculates Adjusted EBITDA by subtracting or adding to net income (loss): interest expense, income taxes, depreciation, amortization, transaction costs, and other expenses. Project Management calculates Adjusted Net Income by subtracting or adding to net income (loss): depreciation, amortization, transaction costs, and other expenses. Project Management's methodology for calculating Adjusted EBITDA and Adjusted Net Income may differ from the methodologies used by other comparable companies, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Neither Adjusted EBITDA nor Adjusted Net Income represents cash generated from operating activities as determined by GAAP and should not be considered as an alternative to a) GAAP net income (loss) as an indication of our financial performance or b) GAAP cash flows from operating activities as a measure of our liquidity nor are such measures indicative of funds available to satisfy our cash needs. The Company urges investors to carefully review the U.S. GAAP financial information of Project Management filed in a Current Report on Form 8-K/A, filed on August 21, 2018.